                                 Exhibit 99.1
News
                  Release

Vectren Corporation

One Vectren Square

Evansville, IN  47708

FOR IMMEDIATE RELEASE
March 22, 2011

Media Contact: Chase Kelley, (812) 491-4128, kckelley@vectren.com

Vectren, Citizens Energy Group receive regulatory approval for ProLiance Energy’s continued role as gas portfolio manager through March 2016

Vectren Energy Delivery of Indiana (Vectren; NYSE: VVC) and Citizens Energy Group received regulatory approval last week from the Indiana Utility Regulatory Commission (IURC) to continue to utilize ProLiance Energy, LLC (ProLiance) to perform portfolio management services for their natural gas supply needs through March 2016.

“Continuing the ProLiance services is great news for our customers who have realized millions of dollars in gas cost savings over the past several years thanks to the expertise of this Indiana-based company,” said Carl L. Chapman, Vectren president and CEO.

Vectren and Citizens Energy Group formed ProLiance as a joint venture in 1996. The two utilities identified potential gas cost savings resulting from the joint management of their interstate gas supply portfolios and contracted with ProLiance to provide services to them at a reduced cost. To date, Vectren and Citizens’ Indiana customers have enjoyed a cumulative savings of more than $200 million due to ProLiance’s management of their gas supply services. The latest agreement continues the cost savings for customers through March of 2016.

“The gas portfolio management services provided by ProLiance have been vital to Citizens’ ongoing efforts to deliver cost-effective natural gas service to our customers and mitigate increases in gas costs. We are very pleased the IURC has again recognized the value provided by ProLiance,” said Carey Lykins, president and CEO of Citizens Energy Group.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.